Exhibit 99.1

Contacts:
Dov A. Goldstein, M.D.	Hala Bashir	E. Blair Schoeb
Vicuron Pharmaceuticals Inc.	WeissCom Partners	Burns McClellan
610-205-2312	917-929-1734	212-213-0006
dgoldstein@vicuron.com	hala@weisscom.net	bschoeb@burnsmc.com

VICURON PHARMACEUTICALS RECEIVES APPROVABLE LETTER FROM FDA FOR

ANIDULAFUNGIN FOR THE TREATMENT OF ESOPHAGEAL CANDIDIASIS

REQUESTING ADDITIONAL DATA

— Conference Call Scheduled for 8:30 a.m. EDT —

KING OF PRUSSIA, PA., May 24, 2004 — Vicuron Pharmaceuticals Inc. (Nasdaq and Nuovo Mercato: MICU) today announced that it received an approvable letter from the U.S. Food and Drug Administration (FDA). However, the letter indicated that the company’s NDA submission for anidulafungin does not currently support a labeling claim for the initial treatment of esophageal candidiasis.

In the letter, the FDA indicated that Vicuron could potentially achieve approval for anidulafungin upon the completion of Vicuron’s ongoing Phase III clinical trial for the treatment of invasive candidiasis/candidemia or the completion of further clinical work in patients with candidal disease refractory to other treatments.

“We intend to meet with the FDA to discuss all of our options with respect to the approval of anidulafungin as soon as possible, and intend to complete the Phase III trial in invasive candidiasis/candidemia by the end of this year,” said George F. Horner III, President and CEO of Vicuron. “We also will take appropriate management action to reduce the expenses of the company in light of this delay.”

About Anidulafungin

Anidulafungin is a naturally occurring molecule that has been significantly improved through chemical modification. In vitro studies have demonstrated that anidulafungin combines both the potency and killing effects of the polyene class (e.g. amphotericin B) without the resistance problems found with the azole class (e.g., fluconazole). Anidulafungin is a broad-spectrum agent, and has been demonstrated to be highly potent in vitro against the fungi responsible for several serious fungal infections. Preclinical studies have shown that five-minute exposure to anidulafungin in vitro kills more than 99 percent of Candida, including fluconazole-resistant strains. Anidulafungin has no cross-resistance with azoles or amphotericin, and in the laboratory it has proven very difficult to develop resistance to anidulafungin. Anidulafungin also was well tolerated in a Phase I study when given in combination with cyclosporine, a leading chronic immunosuppressive drug.

Conference Call Information

Vicuron will host a conference call today at 8:30 a.m. (Eastern Standard Time). To access the live call or the seven-day archive via the Internet, log on to www.vicuron.com. Please connect to Vicuron’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-877-703-8543 (U.S.) or 1-706-679-3840 (international) to listen to the call. Telephone replay is available from approximately one hour after the call through May 31, 2004. To access the replay, please call 1-800-633-8284 (U.S.) or 1-402-977-9140 (international). The conference ID number is 21196702.

About Vicuron

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients in North America and major countries in Europe. The company received an approvable letter for its lead product anidulafungin in May 2004. The company’s other lead product, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, is in Phase III clinical trials. The company’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research and development collaborations with leading pharmaceutical companies, such as Pfizer and Novartis.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed, that the timing of the filing of any new drug application might be delayed, that subsequent clinical trials might indicate that a product candidate is unsafe or ineffective, that any filed new drug application may not be approved, that ongoing proprietary and collaborative research might not occur or yield useful results, that a third party may not be willing to license our product candidates on terms acceptable to us or at all, that competitors might develop superior substitutes for their products or market them more effectively, that a sales force may not be developed as contemplated and that one or more of its product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

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